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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

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1.   Name and Address of Reporting Person*

    Cohen                            Betsy                 Z
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   (Last)                           (First)             (Middle)

C/O RAIT INVESTMENT TRUST 1818 Market St., 28th Fl
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                                    (Street)
  Philadelphia                      PA                   19103
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   (City)                           (State)              (Zip)

RAIT INVESTMENT TRUST ("RAS")
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2.   Issuer Name and Ticker or Trading Symbol



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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


06/02
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4. Statement for Month/Year



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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [X]  Other (specify below)

CHAIRMAN, CEO AND TRUSTEE
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)          Code     V                  (D)             and 4) (1)     (Instr.4) (Instr. 4)
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

Common Shares Of Beneficial Interest  6/7/02          M              36,526       A     $ 9.00
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Common Shares Of Beneficial Interest  6/7/02          M              50,000       A     $10.75    96,626         D
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Common Shares Of Beneficial Interest                                                               4,291         I   By 401(k)Plan
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Common Shares Of Beneficial Interest                                                               40,446        I   By IRA
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Common Shares Of Beneficial Interest                                                               37,290        I   By Spouse's IRA
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
*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF           (Over)
      INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO     SEC 1474 (0-99)
      RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
      CONTROL NUMBER.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Employee Stock
Option             $9.00    6/7/02      M            35,526   (2)    11/09/08  Common    35,526            0         D
(Right to Buy)                                                                 Shares
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Employee Stock
Option            $10.75    6/7/02      M            50,000   (3)    11/09/09  Common    50,000            0         D
(Right to Buy)                                                                 Shares
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Employee Stock
Option             $15.00                                     (4)    1/14/08   Common    225,000      225,000        D
(Right to Buy)                                                                 Shares
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
EXPLANATION OF RESPONSES: (1) DOES NOT INCLUDE SHARES HELD BY A CHARITABLE FOUNDATION OF WHICH THE REPORTING PERSON SERVES AS TRUSTEE BECAUSE THE REPORTING PERSON HAS NO PECUNIARY INTEREST IN THOSE SHARES. (2) THE OPTION VESTS IN FOUR EQUAL ANNUAL INSTALLMENTS ON 11/9/99, 11/9/00, 11/9/01 and 11/9/02, PROVIDED, HOWEVER, THAT PURSUANT TO THE EARLY EXERCISE FEATURE OF THE ISSUER'S STOCK OPTION PLAN, OPTIONS MAY BE EXERCISED IMMEDIATELY AFTER GRANT. SHARES RECEIVED UPON EARLY EXERCISE ARE RESTRICTED, THEY RECEIVE DISTRIBUTIONS AND MAY BE VOTED BUT THEY ARE DISPOSABLE ONLY IN ACCORDANCE WITH THE VESTING SCHEDULE. (3) THE OPTION VESTED IN TWO EQUAL ANNUAL INSTALLMENTS ON 11/9/00 AND 11/9/01. (4) THE OPTION VESTED IN FOUR EQUAL ANNUAL INSTALLMENTS ON 1/14/99, 1/14/00, 1/14/01 and 1/14/02.


          /s/ Betsy Z. Cohen                                    7/01/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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